Exhibit 99.1

Consumers Bancorp, Inc. Reports:

•	Net income increased by 21.7% to $756 thousand, or $0.28 per share, for the first fiscal quarter of 2015
•	Other income for the three months ended September 30, 2014 increased by 13.8% from the same period last year
•	Total assets increased by an annualized 7.6% during the three months ended September 30, 2014
•	Non-performing loans declined to 0.50% of total loans at September 30, 2014 from 0.87% at June 30, 2014

Minerva, Ohio— October 27, 2014 (OTCBB: CBKM) Consumers Bancorp, Inc. (Consumers) today reported net income of $756 thousand for the first fiscal quarter of 2015, an increase of $135 thousand, or 21.7%, from the same period last year and a decrease of $27 thousand, or 3.4%, from the previous quarter of June 30, 2014. Earnings per share for the first fiscal quarter of 2015 were $0.28 compared to $0.24 for the same period ended September 30, 2013.

Assets at September 30, 2014 totaled $389.8 million, an increase of $7.4 million, or an annualized 7.6%, from June 30, 2014. Securities increased by $6.9 million, deposits increased by $2.3 million and loans declined by $1.8 million.

Ralph J. Lober, President and Chief Executive Officer, stated, “Increased non-interest income, asset growth, and continually improving asset quality measures are reflected in Consumers’ 21.7% increase in quarterly earnings. We are also seeing business development efforts result in loan bookings and commitments that will add earning assets in future quarters. We continue to leverage our sales, branch, and technology infrastructure by earning new personal and business relationships throughout our market area. Our investments in people, systems, and products are meeting the needs of our customers and adding to the Bank’s growth and profitability.”

Net interest income for the first fiscal quarter of 2015 increased by $255 thousand from the same period last year, with interest income increasing by $245 thousand and interest expense decreasing by $10 thousand. The net interest margin was 3.79% for the current quarter ended September 30, 2014 compared to 3.89% for the previous quarter ended June 30, 2014 and 3.79% for the same period last year. The Corporation’s yield on average interest-earning assets was 4.06% for the three months ended September 30, 2014, a decline from 4.10% for the same period last year. The Corporation’s cost of funds decreased to 0.36% for the three months ended September 30, 2014 from 0.41% for the same period last year.

Other income increased by $96 thousand, or 13.8%, to $791 thousand for the first quarter of fiscal year 2015 compared with $695 thousand for the same period last year. This increase was primarily the result of an increase of $42 thousand from the gain on sale of mortgage loans and from the recognition of a $37 thousand gain on sale of securities and a $22 thousand gain from the sale of other real estate acquired through loan foreclosure.

Other expenses increased $223 thousand, or 7.8%, for the first fiscal quarter of 2015 from the same period last year. The increase in other expenses is primarily the result of higher salary and benefit expenses and occupancy expenses.

Non-performing loans were $1.1 million at September 30, 2014, compared with $2.0 million at June 30, 2014 and $2.5 million at September 30, 2013. Non-performing loans decreased as a result of receiving proceeds from the sale of a portion of the collateral securing a commercial real estate credit. As a result of the decrease in non-performing loans, the allowance for loan losses as a percentage of non-performing loans increased to 215.21% at September 30, 2014 compared with 101.26% at September 30, 2013. The allowance for loan losses as a percent of total loans at September 30, 2014 was 1.08% and annualized net charge-offs to total loans were 0.09% for the three month period ended September 30, 2014 compared with 0.27% for the same period last year.

Consumers provides a complete range of banking and other investment services to businesses and clients through its twelve full service locations and a loan production office in Stark, Carroll and Columbiana counties in Ohio. Information about Consumers National Bank can be accessed on the internet at http://www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: regional and national economic conditions becoming less favorable than expected, resulting in, among other things, a deterioration in credit quality of assets and the underlying value of collateral could prove to be less valuable than otherwise assumed; the economic impact from the oil and gas activity in the region could be less than expected or the timeline for development could be longer than anticipated; an extended period in which market levels of interest rates remain at historical low levels which could reduce, or put pressure on our ability to maintain, anticipated or actual margins; the nature, extent, and timing of government and regulatory actions; credit risks of lending activities, competitive pressures on product pricing and services and changes in technology.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc. Consolidated Financial Highlights

(Dollars in thousands, except per share data)	Three Month Period Ended
Consolidated Statements of Income	September 30, 2014	June 30, 2014	September 30, 2013
Total interest income	$3,533	$3,535	$3,288
Total interest expense	245	250	255
Net interest income	3,288	3,285	3,033
Provision for loan losses	67	81	133
Other income	791	690	695
Other expenses	3,072	2,915	2,849
Income before income taxes	940	979	746
Income tax expense	184	196	125
Net income	$756	$783	$621
Basic and diluted earnings per share	$0.28	$0.29	$0.24

Consolidated Statements of Financial Condition	September 30, 2014	June 30, 2014	September 30, 2013
Assets
Cash and cash equivalents	$10,712	$11,125	$11,905
Certificates of deposit in other financial institutions	4,206	2,703	3,195
Securities, available-for-sale	133,415	126,393	113,008
Securities, held-to-maturity	2,910	3,000	3,000
Federal bank and other restricted stocks, at cost	1,396	1,396	1,186
Loans held for sale	490	559	181
Total loans	223,183	224,966	216,405
Less: allowance for loan losses	2,419	2,405	2,486
Net loans	220,764	222,561	213,919
Other assets	15,940	14,740	14,834
Total assets	$389,833	$382,477	$361,228
Liabilities and Shareholders’ Equity
Deposits	$316,201	$313,897	$298,714
Other interest-bearing liabilities	29,846	25,785	22,389
Other liabilities	3,240	2,592	2,253
Total liabilities	349,287	342,274	323,356
Shareholders’ equity	40,546	40,203	37,872
Total liabilities and shareholders’ equity	$389,833	$382,477	$361,228

	At or For the Three Month Period Ended
Performance Ratios:	September 30, 2014	June 30, 2014	September 30, 2013
Return on Average Assets (Annualized)	0.78%	0.83%	0.70%
Return on Average Equity (Annualized)	7.40	7.91	6.82
Average Equity to Average Assets	10.52	10.44	10.19
Net Interest Margin (Fully Tax Equivalent)	3.79	3.89	3.79

Market Data:
Book Value to Common Share	$14.84	$14.70	$13.90
Dividends Paid per Common Share (QTD)	0.12	0.12	0.12
Period End Common Shares	2,732,866	2,735,536	2,724,388

Asset Quality:
Net Charge-offs to Total Loans (Annualized)	0.09%	0.34%	0.27%
Non-performing Assets to Total Assets	0.30	0.57	0.88
ALLL to Total Loans	1.08	1.07	1.15